 Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A (the “Registration Statement”) of our report dated February 25, 2015, relating to the financial statements and financial highlights which appears in the December 31, 2014 Annual Report to Shareholders of Value Line Mid Cap Focused Fund Inc. (formerly known as The Value Line Fund, Inc.), Value Line Income and Growth Fund Inc., Value Line Larger Companies Focused Fund Inc. (formerly known as Value Line Larger Companies Fund, Inc.), Value Line Premier Growth Fund Inc. (the "Funds"), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Investment Advisory and Other Services” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

August 20, 2015